EXECUTION COPY

SECOND AMENDMENT TO EMPLOYMENT, NON-COMPETITION AND
PROPRIETARY RIGHTS AGREEMENT

This Second Amendment (the “Second Amendment”), dated as of March 22, 2010, further amends that certain Employment, Non-Competition and Proprietary Rights Agreement (the “Original Agreement”) effective as of January 29, 2007, by and between VITACOST.COM, INC., a Delaware corporation (the “Company”), and IRA KERKER (the “Employee”), as previously amended by that certain First Amendment to Employment, Non-Competition and Proprietary Rights Agreement dated as of June 29, 2009, by and between the Company and Employee (the “First Amendment”, and together with the Original Agreement and this Second Amendment, the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meaning as set forth in the Agreement.

RECITALS

WHEREAS, the Employee is currently employed as the Chief Executive Officer of the Company pursuant to the terms and conditions set forth in the Original Agreement, as amended by the First Amendment;

WHEREAS, the Company and the Employee now wish to further amend the Original Agreement as previously amended by the First Amendment on the terms and conditions hereinafter set forth; and it is

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the  Agreement is hereby amended as follows:

1.           Section 2.1 of the Agreement is hereby amended, in its entirety, to read as follows:

“2.1           Term. The term of employment under this Agreement, and the employment of the Employee hereunder, shall commence on March 15, 2010 (the “Commencement Date”) and shall expire on the third (3th) anniversary of such Commencement Date, unless sooner terminated in accordance with Section 2.2 hereof (such term of employment, as it may be extended or terminated, is herein referred to as the “Employment Term”).  Notwithstanding the foregoing, the Company and the Employee may extend the Employment Term under this Agreement by executing a written amendment hereto executed by both parties.”

2.           The second sentence Section 2.2(b) of the Agreement is hereby amended, in its entirety, to read as follows:

“The Employee shall be considered to have a Total Disability for purposes of this Agreement if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.”

3.           Section 2.2(c) of the Agreement is hereby amended, in its entirety, to read as follows:

“(c)           By the Employee without Good Reason upon thirty (30) days’ written notice to the Company.”

4.           Section 2.2(e) of the Agreement is hereby amended by deleting the last sentence therein (the definition of “Change in Control”).

5.           A new Section 2.2(g) is hereby added to the Agreement to read as follows:

“(g)           By the Employee with Good Reason (as defined in Section 2.7(b) of this Agreement).”

6.           Section 2.4 of the Agreement is hereby amended, in its entirety, to read as follows:

2.4.           Cessation of Compensation.  In lieu of any severance under any severance plan that the Company may then have in effect, and subject to:  (i) the receipt of a full and unconditional release from Employee in form and substance acceptable to the Company within sixty (60) days following the date of termination of employment of the Employee and the expiration of any revocation period applicable thereto; and (ii) any amounts owed by the Employee to the Company under any contract, agreement or loan document entered into after the date hereof (including, but not limited to, loans made by the Company to the Employee), the Company shall pay and provide to the Employee, and the Employee shall be entitled to receive, the following:

(a)           Termination without Good Reason/Termination For Cause/Expiration of Employment Term.  Upon:  (i) termination of the Employee’s employment by the Employee without Good Reason pursuant to Section 2.2(c) hereof; (ii) termination of the Employee’s employment by the Company for Cause pursuant to Section 2.2(f) hereof; or (iii) the expiration of the Employment Term pursuant to Section 2.2(d), Employee shall be entitled to receive (a) any accrued yet unpaid base salary through the date of termination, (b) any accrued yet unpaid bonus payable on account of any calendar year ending prior to the year in which the termination occurs (but not any bonus payable on account of any calendar year during which the termination occurs), (c) benefits through the date of termination, and (d) reimbursement of reimbursable expenses incurred prior to the date of termination.

(b)           Death/Total Disability.  Upon the termination of the Employment Term by reason of the death or Total Disability of the Employee pursuant to Sections 2.2(a) or (b) hereof, the Employee (or, in the case of death, his estate) shall be entitled to receive (a) any accrued yet unpaid base salary through the date of death or determination of Total Disability, (b) an amount equal to twelve (12) months of his then current base salary, (c) any accrued yet unpaid bonus payable on account of any calendar year ending prior to the year in which the death or determination of Total Disability occurs, (d) a pro-rata bonus payable on account of the year in which the death or determination of Total Disability occurs (assuming for purposes of this subclause (d) that the bonus for such year equals the average bonus Employee had received each year for the two years immediately preceding the year in which the death or determination of Total Disability occurs), (e) benefits through the date of death or determination of Total Disability, (f) reimbursement of reimbursable expenses incurred prior to the date of death or determination of Total Disability, and (g) any vacation pay on account of unused vacation accruing prior to the date of death or determination of Total Disability.

(c)           Without Cause/with Good Reason.  If Employee’s employment is terminated either by the Company Without Cause pursuant to Section 2.2(e) hereof or by the Employee with Good Reason pursuant to Section 2.2(g) hereof,   Employee will be entitled to the following:

(i)           payment of (a) any accrued yet unpaid base salary through the date of termination, (b) any accrued yet unpaid bonus payable on account of any calendar year ending prior to the year in which the termination occurs, (c) a pro-rata bonus payable on account of the year in which the termination occurs (assuming for purposes of this subclause (c) that the bonus for such year equals the average bonus Employee had received each year for the two years immediately preceding the year of the termination of employment), (d) benefits through the date of termination, (e) reimbursement of reimbursable expenses incurred prior to the date of termination, and (g) any vacation pay on account of unused vacation accruing prior to the date of termination; and

(ii)           a severance amount equal to the greater of (a) 2.5 times the sum of (x) his then current base salary and (y) the average aggregate bonus he had received each year for the two years immediately preceding the year of termination of employment;  or (b) the amounts he would have been entitled to receive (base salary, bonus, and vacation pay) for the remainder of the Employment Term as if he remained employed through the last day of such Employment Term (assuming for purposes of this subclause (b) that the bonus for each year during the balance of the Employment Term equals the average bonus Employee had received each year for the two years immediately preceding the year of the termination of employment), which severance amount shall be paid in twenty four (24) equal monthly installments with the first such installment payable on the first business day of the first month following the date of termination of employment except as otherwise provided in Section 5.13 of this Agreement; and

(iii)           provided that Employee makes a timely election to continue coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), health insurance benefits with the same coverage (subject to Company’s right to change coverage as set forth in the last sentence of this Section) provided to Employee prior to the termination (e.g. medical, dental, optical, mental health) will be provided at the Company’s cost for eighteen (18) months following the termination date, but not longer than until Employee is covered by comparable health insurance benefits from another employer or is otherwise ineligible for COBRA continuation coverage.  Nothing contained herein shall restrict the ability of the Company or its successor from changing some or all of the terms of such health insurance benefits, the cost to participants or other features of such benefits; provided, however, that all similarly situated participants are treated the same.

To the extent such release referred to above is executed and no longer subject to revocation, then the following shall apply notwithstanding anything to the contrary contained herein:

(a)           To the extent any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Section 409A of the Code, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the Employee’s  termination of employment, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Employee’s employment.

(b)           To the extent any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following the termination of Employee’s employment.  The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of Employee’s employment, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Employee’s employment.”

(c)           All  payments and benefits payable hereunder  shall be subject to applicable withholding and employment taxes.

7.           A new Section 2.7(b) is hereby added to the Agreement to read as follows:

(b)           “Good Reason” for Employee’s termination of employment will be deemed to exist if any of the following occurs: (i) a material diminution in the Employee’s base compensation; (ii) a material diminution in the Employee’s authority, duties, or responsibilities; (iii) a material change in the executive level of the party  to whom the Employee is required to report, except following Change of Control a requirement that the Employee report to the CEO of the ultimate parent company; (iv) a material change in the geographic location at which the Employee must perform the services under this Agreement; or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement between the Company and the Employee.  For purposes of these Agreements, Good Reason shall not be deemed to exist unless the Employee’s termination of employment for Good Reason occurs within one (1) year following the initial existence of one of the conditions specified in clauses (i) through (v) above, the Employee provides the Company with written notice of the existence of such condition within 90 days after the initial existence of the condition, and the Company fails to remedy the condition within 30 days after its receipt of such notice.”

8.           A new Section 2.7(c) is hereby added to the Agreement to read as follows:

(c)          “Change in Control” means any of the following:

(i)   The acquisition by any person of Beneficial Ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a "Controlling Interest"); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change of Control: (x) any acquisition by the Company; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of subsection (iii) below; or

(ii)  During any period of two (2) consecutive years (not including any period prior to the Commencement Date) individuals who constitute the Company’s board of directors on the Commencement Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Company’s board of directors; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company’s board of directors; or

(iii)  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Company’s board of directors, providing for such Business Combination; or

(iv)  approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.”

9.           A new Section 2.8 is hereby added to the Agreement to read as follows:

“2.8           Change in Control of the Company.  If the Employee’s employment is terminated by the Company Without Cause pursuant to Section 2.2(e) hereof or by the Employee for Good Reason pursuant to Section 2.2(g) hereof, in either case during the two (2) year period immediately following the Change in Control, then in lieu of any amounts otherwise payable under Section 2.4(c) hereof, the Employee shall be entitled to the following:

(i)           payment of (a) any accrued yet unpaid base salary through the date of termination, (b) any accrued yet unpaid bonus payable on account of any calendar year ending prior to the year in which the termination occurs, (c) a pro-rata bonus payable on account of the year in which the termination occurs (assuming for purposes of this subclause (c) that the bonus for such year equals the average bonus Employee had received each year for the two years immediately preceding the year of the termination of employment), (d) benefits through the date of termination, (e) reimbursement of reimbursable expenses incurred prior to the date of termination, and (g) any vacation pay on account of unused vacation accruing prior to the date of termination; and

(ii)           a severance amount equal to 2.99 times the sum of (x) his then current base salary and (a) the greater of (x) the average aggregate bonus he had received each year for the two years immediately preceding the year of termination of employment, and (y) the bonus he had received for the year immediately preceding the year of the termination of employment, which severance amount shall be paid in a lump sum within ten days following the termination of employment (subject to applicable withholding and employment taxes); and

(iii)           provided that Employee makes a timely election to continue coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), health insurance benefits with the same coverage (subject to Company’s right to change coverage as set forth in the last sentence of this Section) provided to Employee prior to the termination (e.g. medical, dental, optical, mental health) will be provided at the Company’s cost for eighteen (18) months following the termination date, but not longer than until Employee is covered by comparable health insurance benefits from another employer or is otherwise ineligible for COBRA continuation coverage.  Nothing contained herein shall restrict the ability of the Company or its successor from changing some or all of the terms of such health insurance benefits, the cost to participants or other features of such benefits; provided, however, that all similarly situated participants are treated the same.”

10.           A new Section 2.9 is hereby added to the Agreement to read as follows:

“2.9         Certain Reductions of Payments.

(i)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the  benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such payments or  distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.  For purposes of this Section 2.9, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(ii)           All determinations required to be made under this Section 2.9 shall be made by the Company’s outside independent certified public accounting firm (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Employee within twenty (20) business days of the date of termination or such earlier time as is requested by the Company and an opinion to the Employee that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments.  Any such determination by the Accounting Firm shall be binding upon the Company and the Employee.  The Employee shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 2.9, provided that, if the Employee does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 2.9 and shall notify the Employee promptly of such election.  Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Employee such amounts as are then due to the Employee under this Agreement.  All fees and expenses of the Accounting Firm incurred in connection with the determinations contemplated by this Section 2.9 shall be borne by the Company.

(iii)           As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Payments which will not have been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Employee which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Employee shall be treated for all purposes as a loan ab initio to the Employee which the Employee shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.”

11.           Section 3.1 of the Agreement is hereby amended by adding the following sentence at the end of such Section 3.1:

“Employee's compensation, as set forth on Exhibit A, will be reviewed and may be increased (but not decreased) as determined by the Board of Directors, on an annual basis based on the original anniversary date of the effective date of this Agreement (January 29, 2007)."

12.           Section 5.13 of the Agreement is hereby amended, in its entirety, to read as follows:

“5.13     Compliance with Section 409A.

(i)          General. It is the intention of both the Company and the Employee that the benefits and rights to which the Employee could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Employee or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Employee and on the Company).

(ii)          Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Employee’s employment shall be made unless and until the Employee incurs a “separation from service” within the meaning of Section 409A.

(iii)         6 Month Delay for Specified Employees if the Company is a Public Company at Separation from Service. The following shall only apply to the extent that the shares of stock of the Company (or any of its affiliates) are registered on an established securities market or otherwise at the time the Employee incurs a separation from service:

(1)            if (and only to the extent) any amounts payable to the Employee on account of separation from service are considered deferred compensation under Section 409A and/or not within any specified exception from Section 409A, and the Employee is a “specified employee” at the time of separation from service, then no payment or benefit shall be made before the date that is six months after the Employee’s separation from service (or death, if earlier).  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule; and

(2)            for purposes of this provision, the Employee shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Employee is a “key employee” within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code).

(iv)           No Acceleration of Payments.  Neither the Company nor the Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v)           Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi)           Taxable Reimbursements.      Any reimbursements by the Company to the Employee of any eligible expenses under this Agreement that are not excludable from the Employee’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Employee following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Employee, during any taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee.  The right to Taxable Reimbursement shall not be subject to liquidation or exchange for another benefit.

13.          All other provisions of the Original Agreement and the First Amendment not modified hereby shall remain unchanged and in full force and effect.

VITACOST.COM, INC., a Delaware corporation

By:	/s/ RICHARD SMITH, CFO
Name:	RICHARD SMITH
Title:	CFO

/s/ IRA KERKER, CEO
IRA KERKER